APPENDIX 1

       The name of each director and executive officer of Strand is set forth below. The business address of each person listed below is Two Galleria Tower,
13455 Noel Road, Suite 800, Dallas, Texas 75240. Each person identified below is a citizen of the United States of America. The present principal occupation or employment of each of the listed persons is set forth below. During the past five years, none of the individuals listed below has been convicted in a criminal proceeding or been a party to a civil proceeding, in either case of the type specified in Items 2(d) or (e) of Schedule 13D.

STRAND ADVISORS, INC.

Director:
James D. Dondero

Executive Officers:

       President:    James D. Dondero
       Executive Vice President:  Mark Okada
       Secretary:    Michael Colvin
       Chief Financial Officer:  Patrick Boyce

EXHIBIT 1
JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) promulgated under the Securities
Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Molecular Insight
Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of June 30, 2010.

       Highland Capital Management, L.P.

       By: Strand Advisors, Inc., its general partner

 By: /s/ James D. Dondero
 Name: James D. Dondero
 Title: President

 Strand Advisors, Inc.

 By: /s/ James D. Dondero
 Name: James D. Dondero
 Title: President

 James D. Dondero

 By: /s/ James D. Dondero
 Name: James D. Dondero
 Title: President